Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2019 Second Quarter Results

  Sales were $551 million
  Operating profit was $129 million, or 23 percent of sales
  EBITDA was $156 million, or 28 percent of sales
  GAAP diluted EPS was $1.58; adjusted diluted EPS, which excludes discrete tax benefits in the quarter, was $1.54

WESTLAKE, Ohio--(BUSINESS WIRE)--May 20, 2019--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2019. For the quarter ended April 30, 2019, sales were $551 million, which was a decrease of less than 1 percent compared to the prior year’s second quarter sales of $554 million. This change in second quarter 2019 sales included an increase of 3 percent organic volume, and a decrease related to the unfavorable effects of currency translation as compared to the prior year’s second quarter of 4 percent. Growth in the quarter related to the first year effect of the fiscal 2018 acquisition of Clada Medical Devices was not significant.

In the second quarter of fiscal year 2019, reported operating profit was $129 million, net income was $92 million, and GAAP diluted earnings per share were $1.58, inclusive of a $0.04 per share discrete tax benefit related to share-based compensation. Prior year second quarter operating profit, net income and GAAP diluted earnings per share were $129 million, $91 million and $1.55, respectively. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached financial exhibits.

Second Quarter Segment Results

Adhesive Dispensing Systems sales decreased 1 percent compared to the prior year’s second quarter, inclusive of an increase in organic volume of 4 percent and a decrease of 5 percent related to the unfavorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 30 percent in the quarter.

Advanced Technology Systems sales decreased approximately 1 percent compared to the prior year’s second quarter, inclusive of an increase in organic volume of 2 percent and a decrease of 2 percent related to the unfavorable effects of currency translation as compared to the prior year. In the second quarter of 2019, reported operating margin in the segment was 23 percent.

Industrial Coating Systems sales increased approximately 2 percent compared to the prior year’s second quarter, inclusive of an increase in organic volume of 4 percent and a decrease of 3 percent related to the unfavorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 22 percent in the quarter.

Detailed results by operating segment and geography are included in the attached financial exhibits.

“We were pleased to see organic growth across all three segments compared to the prior year’s second quarter. This is a testament to the diversity of our end markets and our ability to execute on our growth initiatives,” said Michael F. Hilton, President and Chief Executive Officer.

Backlog

Backlog for the quarter ended April 30, 2019 was $436 million, a decrease of 2 percent compared to the same period a year ago. Impact from the Clada Medical Devices acquisition in fiscal 2018 was not significant. Backlog amounts are calculated at April 30, 2019 exchange rates.

Commenting on the company’s fiscal 2019 outlook, Hilton said, “As we look at the remainder of this fiscal year, we continue to forecast organic growth. However, with the impact of recent macroeconomic trends, we now expect organic growth in the low single digits for fiscal 2019. We remain confident in our ability to generate approximately 100 basis points of operating and EBITDA margin improvement, as we advance our continuous improvement initiatives. Our focus on the customer, commitment to innovation, and strong execution by the global Nordson team give us confidence that we will strengthen our business in fiscal 2019.”

Nordson management will provide additional commentary on these results and outlook during a conference call Tuesday, May 21, 2019 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations and Corporate Communications at (440) 414-5639 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ended April 30, 2019
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME(1)
	Second Quarter		Year-to-Date
	2019	2018	2019	2018

Sales	$551,119	$553,706	$1,049,029	$1,104,130
Cost of sales	249,590	246,691	478,524	496,142
Selling & administrative expenses	172,633	178,123	357,328	359,746

Operating profit	128,896	128,892	213,177	248,242

Interest expense - net	(12,047)	(11,908)	(24,096)	(22,936)
Other income (expense) - net	(568)	1,135	(4,757)	(3,669)

Income before income taxes	116,281	118,119	184,324	221,637
Income taxes	24,358	26,884	43,834	25,847

Net Income	$91,923	$91,235	$140,490	$195,790

Return on sales	17%	16%	13%	18%
Return on average shareholders' equity	26%	27%	20%	31%

Average common shares outstanding (000's)	57,288	57,989	57,498	57,870

Average common shares and common share equivalents (000's)	58,056	58,945	58,217	58,908

Per share:

Basic earnings	$1.60	$1.57	$2.44	$3.38
Diluted earnings	$1.58	$1.55	$2.41	$3.32

Dividends paid	$.35	$.30	$.70	$.60

Total dividends	$20,029	$17,376	$40,239	$34,697

(1)

Results for the three and six months ended April 30, 2018 have been revised to reflect the retrospective adoption of Accounting Standards Update No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Cost ("ASU 2017-07"). The adoption of ASU 2017-07 resulted in a net increase to previously reported operating income of $2.2 million & $3.8 million for the three and six months ended April 30, 2018, respectively, and a corresponding increase of $2.2 million & $3.8 million to other expense for the three and six months ended April 30, 2018, respectively, with no net impact to net income or earnings per share.

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2019	2018

Cash and marketable securities	$149,183	$95,678
Receivables	489,745	491,423
Inventories	280,733	264,477
Other current assets	45,276	32,524
Total current assets	964,937	884,102

Property, plant & equipment - net	386,349	386,666
Other assets	2,123,802	2,150,244
	$3,475,088	$3,421,012

Notes payable and debt due within one year	$153,734	$28,734
Accounts payable and accrued liabilities	292,757	321,546
Total current liabilities	446,491	350,280

Long-term debt	1,220,391	1,285,357
Other liabilities	336,943	334,634
Total shareholders' equity	1,471,263	1,450,741
	$3,475,088	$3,421,012

Other information:

Employees	7,567	7,536

Common shares outstanding (000's)	57,446	58,037

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ended April 30, 2019
(Unaudited)
	Second Quarter		% Growth over 2018			Year-to-Date		% Growth over 2018
SALES BY BUSINESS SEGMENT	2019	2018	Volume	Currency	Total	2019	2018	Volume	Currency	Total

Adhesive dispensing systems	$236,722	$238,775	4.1%	-5.0%	-0.9%	$448,240	$459,639	1.4%	-3.9%	-2.5%
Advanced technology systems	249,295	250,839	1.8%	-2.4%	-0.6%	483,752	522,540	-5.6%	-1.8%	-7.4%
Industrial coating systems	65,102	64,092	4.3%	-2.7%	1.6%	117,037	121,951	-1.8%	-2.2%	-4.0%

Total sales by business segment	$551,119	$553,706	3.1%	-3.6%	-0.5%	$1,049,029	$1,104,130	-2.3%	-2.7%	-5.0%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT(1)	2019	2018				2019	2018

Adhesive dispensing systems	$71,012	$70,337				$118,905	$124,327
Advanced technology systems	56,535	58,690				97,320	126,183
Industrial coating systems	14,469	12,050				21,985	22,595
Corporate	(13,120)	(12,185)				(25,033)	(24,863)

Total operating profit by business segment	$128,896	$128,892				$213,177	$248,242

	Second Quarter		% Growth over 2018			Year-to-Date		% Growth over 2018
SALES BY GEOGRAPHIC REGION	2019	2018	Volume	Currency	Total	2019	2018	Volume	Currency	Total

United States	$190,699	$178,821	6.6%	-	6.6%	$361,050	$344,652	4.8%	-	4.8%
Americas	43,682	38,959	14.9%	-2.8%	12.1%	76,119	73,238	6.5%	-2.6%	3.9%
Europe	149,526	154,736	4.6%	-8.0%	-3.4%	282,200	296,674	1.4%	-6.3%	-4.9%
Japan	30,031	33,030	-5.6%	-3.5%	-9.1%	59,078	98,899	-39.3%	-1.0%	-40.3%
Asia Pacific	137,181	148,160	-4.1%	-3.3%	-7.4%	270,582	290,667	-4.1%	-2.8%	-6.9%

Total Sales by Geographic Region	$551,119	$553,706	3.1%	-3.6%	-0.5%	$1,049,029	$1,104,130	-2.3%	-2.7%	-5.0%
(1)	Results for the three and six months ended April 30, 2018 have been revised to reflect the retrospective adoption of ASU 2017-07.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

SECOND QUARTER ENDED
Period Ended April 30, 2019
(Unaudited)

EBITDA	Second Quarter		Year-to-Date
	2019	2018	2019	2018

Net income	$91,923	$91,235	$140,490	$195,790
Adjustments:
Depreciation and amortization expense	27,740	27,431	55,488	53,716
Interest expense, net	12,047	11,908	24,096	22,936
Income taxes	24,358	26,884	43,834	25,847
EBITDA	$156,068	$157,458	$263,908	$298,289
Adjustments:
Acquisition costs and adjustments (1)	-	2,431	-	3,484
EBITDA As Adjusted	$156,068	$159,889	$263,908	$301,773

EBITDA per diluted share	$2.69	$2.67	$4.53	$5.06
EBITDA As Adjusted per diluted share	$2.69	$2.71	$4.53	$5.12
(1)

Represents costs and adjustments associated with our 2018 acquisition, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

EBITDA, EBITDA As Adjusted, EBITDA per diluted share and EBITDA As Adjusted per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.

	Second Quarter		Year-to-Date
	2019	2018	2019	2018

Diluted EPS as reported (U.S. GAAP)	$1.58	$1.55	$2.41	$3.32

Short-term inventory purchase accounting adjustments	-	0.03	-	0.04
Severance and restructuring	-	0.01	0.02	0.03
U.S. Tax Reform discrete item	-	-	0.08	(0.37)
Other discrete tax items	(0.04)	(0.04)	(0.05)	(0.12)

Diluted EPS as adjusted (Non-GAAP)	$1.54	$1.56	$2.46	$2.90

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Amounts may not add due to rounding.

Free Cash Flow Before Dividends	Second Quarter		Year-to-Date
	2019	2018	2019	2018

Net income	$91,923	$91,235	$140,490	$195,790
Depreciation and amortization	27,740	27,431	55,488	53,716
Other non-cash charges	4,157	4,690	10,497	(33,203)
Changes in operating assets and liabilities	(18,755)	(20,323)	(44,563)	(3,992)
Net cash provided by operating activities	105,065	103,033	161,912	212,311

Additions to property, plant and equipment	(12,482)	(16,368)	(26,603)	(33,049)
Proceeds from the sale of property, plant and equipment	724	167	984	235

Free cash flow before dividends	$93,307	$86,832	$136,293	$179,497

Adjustments:
Acquisition costs and adjustments, net of tax(1)	-	1,832	-	2,620
Free cash flow before dividends, adjusted	$93,307	$88,664	$136,293	$182,117
(1)	Represents costs and adjustments associated with our 2018 acquisition, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

Free cash flow before dividends, a non-GAAP financial measure, is defined as net cash provided by operating activities less purchased property, plant and equipment and proceeds from the sale of property, plant and equipment. It is a financial measure used by management to assess its ability to generate cash in excess of its operating needs. Therefore, the Company believes this financial measure provides useful information to investors. Free cash flow before dividends is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Lara Mahoney
Vice President, Investor Relations & Corporate Communications
440.414.5639
Lara.Mahoney@nordson.com